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                                                                    EXHIBIT 99.3

                            AES EASTERN ENERGY, L.P.

                               OFFER TO EXCHANGE
       PASS THROUGH TRUST CERTIFICATES, SERIES 1999-A AND SERIES 1999-B,
                           WHICH HAVE BEEN REGISTERED
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                          FOR ANY AND ALL OUTSTANDING
        PASS THROUGH TRUST CERTIFICATES, SERIES 1999-A AND SERIES 1999-B

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:


     Upon and subject to the terms and conditions set forth in the Prospectus, dated <Month Day>, 2000 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Registered Exchange Offer") Pass Through Trust Certificates, Series 1999-A and Series 1999-B (the "Exchange Certificates") which have bene registered under the Securities Act of 1933, as amended, for any and all outstanding Pass Through Trust Certificates, Series 1999-A and Series 1999-B (the "Certificates"), is being made pursuant to such Prospectus. The Registered Exchange Offer is being made in order to satisfy certain obligations of AES Eastern Energy, L.P. (the "Company") contained in the Registration Rights Agreement, dated as of May 11, 1999, between the Company and the initial purchasers named therein.


     The CUSIP numbers for the Certificates are as follows: Series 1999-A:
00104BAA8 and U00815AA5, and Series 1999-B: 00104BAD2 and U00815AB3.

     We are requesting that you contact your clients for whom you hold Certificates regarding the Registered Exchange Offer. For your information and for forwarding to your clients for whom you hold Certificates registered in your name or in the name of your nominee, or who hold Certificates registered in their own names, we are enclosing the following documents:


          1. Prospectus dated <Month Day>, 2000;


          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Registered Exchange Offer if certificates for Certificates are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

          4. A form of letter which may be sent to your clients for whose account you hold Certificates registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Registered Exchange Offer.


     Your prompt action is requested. The Registered Exchange Offer will expire at 5:00 p.m., New York City time, on <Month Day>, 2000 (the "Expiration Date") (30 calendar days following the commencement of the Registered Exchange Offer), unless extended by the Company. The Certificates tendered pursuant to the Registered Exchange Offer may be withdrawn at any time before the Expiration Date.


     To participate in the Registered Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Certificates should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     Please note that brokers, dealers, commercial banks, trust companies and other nominees who hold Certificates through The Depository Trust Company
("DTC") must effect tenders by book-entry transfer through DTC's Automated
Tender Offer Program ("ATOP").
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     If holders of Certificates wish to tender, but it is impracticable for them to forward their certificates for Certificates prior to the expiration of the Registered Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "This Exchange Offer -- Procedures for Tendering the Existing Pass Through Trust Certificates -- Guaranteed Delivery."


     Additional copies of the enclosed material may be obtained from Bankers Trust Company, the Exchange Agent, c/o BT Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, TN, 37229-2737, phone (800) 735-7777 and facsimile (615) 835-2737.


                                          AES EASTERN ENERGY, L.P.

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